EXHIBIT 3.3

NOCOPI TECHNOLOGIES, INC.

ARTICLES OF AMENDMENT

NOCOPI TECHNOLOGIES, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation is hereby amended to provide that, effective as of 12:01 a.m. Eastern Standard Time on September 2, 2022 (the “Effective Time”), every ten shares of common stock, $0.01 par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of common stock, $0.10 par value per share of the Corporation.

SECOND: Upon the effectiveness of the amendment set forth in Article FIRST hereof, the charter of the Corporation is hereby further amended to decrease the par value of each share of common stock of the Corporation from $0.10 per share to $0.01 per share.

THIRD: These Articles of Amendment were approved by a majority of the board of directors of the Corporation, and (i) the amendment set forth in Article FIRST hereof is made without action by the stockholders of the Corporation pursuant to Section 2-309(e) of the Maryland General Corporation Law, and (ii) the amendment set forth in Article SECOND hereof is made without action by the stockholders of the Corporation pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

FOURTH: The authorized stock of the Corporation has not been increased by these Articles of Amendment. The aggregate par value of the authorized stock of the Corporation has not been increased by these Articles of Amendment.

FIFTH: As amended hereby, the charter of the Corporation shall remain in full force and effect.

SIXTH: Each of the undersigned acknowledges these Articles of Amendment to be the act and deed of the respective entity on behalf of which he has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the entity on whose behalf he has signed are true in all material respects and that this statement is made under the penalties of perjury.

-Signatures Appear on Following Page-

IN WITNESS WHEREOF, these Articles of Amendment are hereby signed in the name of and have been duly executed, as of the 25th day of August, 2022, on behalf of the Corporation, by its officer set forth below.

ATTEST:		NOCOPI TECHNOLOGIES, INC.,
a Maryland corporation

By:	/s/ Rudolph A. Lutterschmidt	By:	/s/Michael A. Feinstein, M.D.
Name:	Rudolph A. Lutterschmidt	Name:	Michael A. Feinstein, M.D.
Title:	Chief Financial Officer	Title:	Chief Executive Officer